Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@FRGI.com

Fiesta Restaurant Group, Inc. Reports Preliminary Unaudited
First Quarter 2018 Comparable Restaurant Sales Results

Dallas, TX -- (Businesswire) - April 17, 2018 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, reported preliminary unaudited comparable restaurant sales results for the first quarter of 2018, which ended on April 1, 2018, in connection with its two brand General Manager Conferences this week and next.

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Comparable restaurant sales at Pollo Tropical increased 1.1%, which included a 3.4% increase in average check, partially offset by a 2.3% decrease in comparable restaurant transactions. Comparable restaurant sales were negatively impacted by approximately 0.4% related to a fiscal calendar shift of New Year’s Day and Easter. Traction across all markets continues to build with the launch of our new Crispy Pollo Bites® platform and other implemented hospitality, facility and menu improvements.

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Comparable restaurant sales at Taco Cabana decreased 1.7%, which included an 11.3% decrease in comparable restaurant transactions, partially offset by a 9.6% increase in average check. Comparable restaurant sales were negatively impacted by approximately 0.4% related to a fiscal calendar shift of New Year’s Day and Easter. We continue to focus on evolving our guest base and increasing the profitability of each transaction by offering high quality menu and promotional items at reasonable prices, while eliminating deep discounting.

Fiesta President and Chief Executive Officer Richard Stockinger said, “Executing our Strategic Renewal Plan continued in full force during the first quarter, and we are encouraged by the improving sales trajectory across our two brands. Pollo Tropical generated its first quarter of positive comparable restaurant sales since the fourth quarter of 2015 and has now experienced four consecutive months of positive comparable restaurant sales through March. Trends at Taco Cabana improved sequentially in March, with a comparable restaurant sales decrease of 0.2% including the negative impact of approximately 0.6% related to the Easter shift.”

Mr. Stockinger continued, “These encouraging results are being made possible by the hard work and dedication of our entire Fiesta team, many of whom will be gathering at our two General Manager Conferences this week and next to celebrate our significant accomplishments to date.”

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises Pollo Tropical and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.